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                                                                   EXHIBIT 10(v)


Myers Industries, Inc. Non-Employee Board of Directors Compensation Arrangement

         From January 2004 through June 2004, outside directors were paid a $20,000 annual retainer plus $1,000 for each Board of Directors meeting attended. Directors were also paid $1,000 for each Committee meeting attended.

         Effective June 24, 2004 and thereafter, the Board and Committee meeting fees for outside directors were increased to $1,500, except for Committee chairs, whose fees were increased to $2,000 for meetings of their Committees.

         Further, effective January 1, 2005, the annual retainer for Board members was increased to $25,000, except for the Audit Committee chair, who receives an annual retainer of $30,000.

         On February 17, 2005, the Compensation Committee awarded Keith E. Brown, Chair of the Audit Committee of the Board of Directors, an additional payment of $10,000 in recognition of the extensive time and effort expended by him in 2004 as Chair of the Audit Committee.

         Under the Company's 1999 Stock Option Plan, each non-employee director is awarded annually on the day of the Annual Meeting, a non-qualified stock option to purchase 2,500 shares of Common Stock. The option price per share is 100 percent of the fair market value (being the closing price on the NYSE on the day of grant) of a share of Common Stock.